Exhibit 99.1

New Skies Reports Record

2005 Performance

Revenues up 14 percent to $240.5 million,

Adjusted EBITDA increased 31 percent to $157.7 million

HAMILTON, Bermuda, March 1, 2006 — New Skies Satellites Holdings Ltd. (NYSE: NSE), the global satellite communications company, today reported financial results for the year ended December 31, 2005.  Revenues for the year were $240.5 million, up 14 percent over the prior year, net loss was $1.4 million and Adjusted EBITDA(A) was $157.7 million, up 31 percent over the same period in the prior year.

(A)                              See definition of Adjusted EBITDA and the related reconciliations in Note 2 of “Notes to the consolidated quarterly financial information”.

Commenting on the results, Dan Goldberg, CEO of New Skies, said:

“I am delighted to report that 2005 has been an extraordinary year for New Skies.  From a financial and operational standpoint, the significant increase in the fill rate of our fleet (from 55 percent to 64 percent over the course of the year) combined with a stable pricing environment allowed us to achieve record revenues of more than $240 million, a 14 percent increase over the prior year.  Revenue growth was driven by video and enterprise requirements in Central and South Asia, the Middle East and Africa, by restoration services provided to Intelsat following the failure of one of its satellites in the Pacific Ocean Region, and by continued growth in government services across the fleet.

“Our strong top line performance coupled with our continuing efforts to improve our cost structure and enhance our operating efficiencies resulted in a 31 percent annual increase in Adjusted EBITDA and a year-on-year expansion of our Adjusted EBITDA margins from 57 percent to 66 percent.

“I am also pleased that we were able last year to generate nearly $20 million from the resolution of certain longstanding frequency coordination matters in connection with orbital locations we were not using as well as $10 million from the sale of our Australian teleports, an activity that was not core to our business and was diluting our margins.  These amounts are excluded from the $240.5 million in revenues as well as the calculation of Adjusted EBITDA.

We also were able to create significant value for shareholders through the re-negotiation of our NSS-8 contract with Boeing.  A substantial portion of the amounts that Boeing returned to the company were used to reduce our outstanding long term indebtedness. These amounts, combined with proceeds from our successful IPO in May of last year and internally generated cash flow, enabled us to reduce our long term indebtedness from 6.2x Adjusted EBITDA at the outset of the year to 2.8x Adjusted EBITDA at year end.

“In addition to our strong operational and financial performance, we took important steps last year to return value to shareholders.  As mentioned, in May we concluded our initial public offering, using a substantial portion of the proceeds to strengthen our balance sheet by delevering, and in December — seizing a unique opportunity to deliver significant value and liquidity to shareholders — we announced the sale of the company to SES Global, a transaction that received the overwhelming approval of our shareholders just three weeks ago.  We strongly believe that the agreement with SES serves the best interests of our shareholders, customers, lenders, employees and suppliers.  It is presently our expectation that the SES transaction will close early in the second quarter of this year, although it is possible that it could occur sooner or later than this.

“In sum, 2005 was a strong and exciting year for New Skies.  Heading into 2006 we remain focused on concluding our transaction with SES Global at the earliest opportunity and to building upon the performance we achieved last year.”

Financial highlights:

For the year and three-month period ended December 31, 2005, New Skies achieved the following financial results:

•                  Revenues for 2005 were $240.5 million, an increase of $29.8 million, or 14 percent, from $210.7 million in 2004. These amounts exclude proceeds arising from the resolution of certain orbital slot coordination matters in 2005 and 2004. The revenue growth was primarily due to an increase in the overall satellite fleet fill rate to 64 percent as of December 31, 2005 compared to 55 percent as of the end of 2004.

Revenues for the three-month period ended December 31, 2005 were $61.4 million, an increase of $7.6 million, or 14 percent, compared to $53.8 million for the same period in 2004.

•      Cost of Operations and Selling, General and Administrative costs, decreased by $25.3 million, or 23 percent, in 2005 relative to last year. This resulted from several factors, including reductions in third party teleport costs and in-orbit insurance, the non-recurrence of certain one-time costs incurred in 2004 associated with the termination of a customer contract and the reduction in our staff levels, and savings arising from careful management of discretionary costs.

For the three month period, our Cost of Operations and Selling, General and Administrative costs decreased by $17.3 million, or 47 percent, as compared to the same period in 2004, primarily due to the non-recurrence of the previously mentioned one-time costs as well as continuing reductions in discretionary costs.

•                  Stock-based compensation recorded in accordance with Statement of Financial Accounting Standards No. 123 was $20.5 million and $1.8 million for 2005 and 2004, respectively.

•                  The company received a one-time payment of $9.5 million in the third quarter 2005 arising from the successful resolution of certain frequency coordination matters. Coupled with the frequency coordination payment received in the first quarter 2005, total amounts received were $19.5 million for 2005. In 2004, we received a one-time payment of $32.0 million relating to frequency coordination matters.

•                  Interest expense, net was $61.9 million and $11.2 million for 2005 and 2004, respectively.  The net increase was due to the full year effect of new debt issued in connection with the purchase of the assets of New Skies Satellites N.V. by affiliates of The Blackstone Group in November 2004. Also included are non-cash charges of $15.0 million in 2005, related to the accelerated amortization of debt issuance costs associated with the early repayments of a portion of the term loan facility. For the three month period, our Interest expense, net increased by $3.3 million, or 32 percent.

•                  In 2005, Adjusted EBITDA was $157.7 million, compared to $120.6 million in 2004, reflecting an increase of $37.1 million, or 31 percent. Adjusted EBITDA margin increased to 66 percent for the year ended December 31, 2005 from 57 percent in the previous year.

Adjusted EBITDA for the three months ended December 31, 2005 increased $11.1 million, or 36 percent, to $41.9 million, as compared to $30.8 million for the same period in 2004.

•                  Net loss for 2005 was $1.4 million compared to $6.3 million in the prior year.

•                  Backlog at the end of 2005 was $502 million, approximately two times annual revenues, compared to $517 million at the beginning of 2005.

•                  Total long-term debt as of December 31, 2005 was $438.6 million, reflecting a total paydown of $306.4 million in 2005, thus reducing long-term third party debt(B) to Adjusted EBITDA(C) from 6.2x as of December 31, 2004 to 2.8x as of December 31, 2005.

(B)        Long-term third party debt includes borrowings under the senior secured credit facilities and amounts outstanding under the senior floating rate notes and senior subordinated notes, amounting to $745.0 million and $438.6 million as of December 31, 2004 and 2005, respectively.

(C)        Adjusted EBITDA for the twelve month periods ended December 31, 2004 and 2005 was $120.5 million and $157.7 million, respectively.

•                  During the quarter ended December 31, 2005, New Skies also declared a quarterly cash dividend for the fourth quarter of 2005, in the amount of $0.463125 per share.

•                  On November 8, 2005, New Skies announced the completion of the sale of its Australian subsidiary, New Skies Networks PTY Limited, to Multiemedia Limited for $10.0 million. The company used the net proceeds of the sale transaction to further reduce outstanding borrowings under its term loan facility.

•                  On May 10, 2005, New Skies completed the sale of 11.9 million newly issued ordinary shares, equivalent to 37 percent of the total currently issued and outstanding ordinary shares in an initial public share offering that generated gross proceeds of $196.4 million. The sale of an additional 1.8 million shares was completed on May 27, 2005, thus bringing the total number of issued and outstanding shares to 32.3 million.

Recent developments:

On December 14, 2005, New Skies signed a definitive agreement pursuant to which SES GLOBAL will acquire 100 percent of New Skies by way of a merger under Bermudian law (an amalgamation). SES GLOBAL will acquire New Skies for US$ 22.52 per share in cash.

•                  On February 3, 2006, New Skies and SES Global S.A. received early termination of the required waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the acquisition of New Skies.

•                  At a special general meeting of shareholders held on February 10, 2006, New Skies’ shareholders overwhelmingly approved the sale of the company, with 99 percent of shares in attendance voting for the acquisition.

New Skies anticipates that the transaction will be completed early in the second quarter 2006, subject to the receipt of the remaining approvals and satisfaction of other customary closing conditions, although it is possible that it could occur sooner or later than this.

About New Skies Satellites (NYSE: NSE)

New Skies is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit, one spacecraft under construction (NSS-8) and ground facilities around the world. New Skies is headquartered in Hamilton, Bermuda, and has subsidiaries with offices in The Hague, Hong Kong, New Delhi, São Paulo, Singapore, Sydney and Washington, D.C.

Conference call:

CEO Dan Goldberg and CFO Andrew Browne will host a conference call today at 11:00 a.m. (EST). To listen in please dial +1 877 491 0064, passcode “New Skies.” International dial-in number is +1 334 323 6201.

The call will also be webcast live on the New Skies web site at: http://www.newskies.com/investors.htm.

The conference call will be available for replay, 24 hours a day for the subsequent 5 working days and will also be archived on New Skies’ website. The dial-in number for the replay is +1 888 365 0240 or +1 954 334 0342 for international callers.  Passcode: 695542.

For inquiries, please contact:
Boris Djordjevic	+1 202 478 7145
Investor Relations, New Skies Satellites
bdjordjevic@newskies.com

Melanie Dickie	+1 202 478 7144
Corporate Communications, New Skies Satellites
mdickie@newskies.com

Safe Harbor

Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 provide a “safe harbor” for forward-looking statements made by an issuer of publicly traded securities and persons acting on its behalf.  New Skies Satellites Holdings Ltd. (“New Skies”) has made certain forward-looking statements in this press release in reliance on those safe harbors.  A forward-looking statement concerns the company’s or management’s intentions or expectations, or is a prediction of future performance.  These statements are identified by words such as “intends”, “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should” and similar expressions.  By their nature, forward-looking statements are not a matter of historical fact and involve risks and uncertainties that could cause New Skies’ actual results to differ materially from those expressed or implied by the forward-looking statements for a number of reasons.

The parties may not be able to consummate the proposed transaction on the terms on which the parties have agreed, or at all, due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals or the failure to satisfy any of the other conditions to consummation of the transaction.  Other risks affecting New Skies’ business are described in the company’s public filings with the U.S. Securities and Exchange Commission.  Copies of these filings may be obtained by contacting the SEC.  New Skies believes that all forward-looking statements are based upon reasonable assumptions when made; however, New Skies cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and New Skies disclaims any obligation to update the forward-looking statements contained in this document.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Balance Sheets

December 31, 2005 and 2004
(In thousands of U.S. Dollars, except share data)

	December 31,	December 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$16,156	$37,974
Trade receivables	29,053	36,371
Prepaid expenses and other assets	6,300	10,591
Total Current Assets	51,509	84,936

Communications, plant and other property, net	608,370	895,906
Goodwill and other intangible asset, net	28,213	—
Deferred tax assets	17,231	17,362
Debt issuance costs, net	17,473	32,109
Restricted cash	30,000	—
TOTAL	$752,796	$1,030,313

Liabilities and Shareholders’ Equity (Deficit)

Current Liabilities
Accounts payable and accrued liabilities	$18,393	$28,381
Accrued interest	6,594	4,880
Dividends payable	15,048	—
Income taxes payable	20,153	20,480
Deferred tax liabilities	5,964	10,848
Deferred revenues and other liabilities	24,618	21,031
Satellite performance incentives	5,625	6,332
Total Current Liabilities	96,395	91,952

Deferred revenues and other liabilities	11,534	10,224
Satellite performance incentives	29,097	30,597
Preferred equity securities subject to mandatory redemption	—	164,327
Long-term debt	438,560	745,000
Total Liabilities	575,586	1,042,100

Shareholders’ Equity (Deficit)
Ordinary Shares(D) (57,142 shares authorized, par value $35.00; 43,312 shares issued as of December 31, 2004)	—	1,516
Preferred Shares (250,000,000 shares authorized, par value $0.01; none issued)	—	—
Ordinary Shares(D) (500,000,000 shares authorized, par value $0.01; 32,491,235 shares issued as of December 31, 2005)	325	—
Additional paid-in capital	301,309	—
Accumulated deficit	(124,306)	(13,973)
Accumulated other comprehensive income (loss)	(118)	670
Total Shareholders’ Equity (Deficit)	177,210	(11,787)

TOTAL	$752,796	$1,030,313

See notes to the consolidated quarterly financial information

(D)              At December 31, 2004, ordinary shares relate to New Skies Investment S.a.r.l.  As part of the reorganization that occurred on May 10, 2005, New Skies Satellites Holdings Ltd. indirectly acquired the shares of New Skies Investments S.a.r.l. and became the Group’s ultimate parent company. At December 31, 2005, 32,491,235 shares were issued and outstanding.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Statements of Operations

Years ended December 31, 2005 and 2004
(In thousands of U.S. Dollars, except per share data)

	Successor(E)		Successor(E)	Predecessor(E)
	Year Ended December 31, 2005	Pro forma total Year Ended December 31, 2004(F) (Unaudited)	Period November 2 to December 31, 2004	Period January 1 to November 1, 2004

Revenues	$240,488	$210,677	$35,295	$175,382

Operating expenses:
Depreciation and amortization	95,128	102,448	16,022	86,426
Cost of operations	42,238	56,067	10,906	45,161
Selling, general and administrative	40,530	51,959	17,685	34,274
Stock-based compensation	20,485	1,828		1,828
Monitoring agreement fees	6,938	247	247	—
Transaction related expenses	2,932	26,367	—	26,367
Total Operating Expenses	208,251	238,916	44,860	194,056
			—	—
Gain on frequency coordination	19,500	32,000	—	32,000
Gain on sale of subsidiary	7,011	—	—	—

Operating Income (Loss)	58,748	3,761	(9,565)	13,326

Interest expense, net	61,943	11,150	9,777	1,373
Income (Loss) Before Income Tax Expense (Benefit)	(3,195)	(7,389)	(19,342)	11,953

Income tax expense (benefit)	(1,778)	(1,072)	(5,369)	4,297
Net Income (Loss)	$(1,417)	(6,317)	$(13,973)	$7,656

Earnings (Loss) Per Share(3)
Basic and diluted	(0.05)		(322.61)	0.06

Weighted Average Shares Outstanding (3) in thousands of shares)
Basic	27,349	n/a	43	118,099
Diluted	28,611	n/a	43	119,850

(E)                                 New Skies Satellites Holdings Ltd. commenced operations on May 10, 2005, the date upon which the Company successfully completed its Initial Public Offering (the “IPO”).  Immediately prior to the IPO, the Company performed an internal restructuring pursuant to which pre-existing shareholders indirectly contributed 100 percent of the equity, preferred equity certificates and convertible preferred equity certificates of New Skies Satellites S.a.r.l. to New Skies Satellites Holdings Ltd.  As New Skies Satellites Holdings Ltd. did not commence operations until after the restructuring, the results for 2005 represent the combination of the results of New Skies Investments S.a.r.l for the period up to and including the date of the restructuring and those of New Skies Satellites Holdings Ltd. (the “successor”) for the periods thereafter.

On November 2, 2004, New Skies Investments S.a.r.l, through its wholly owned subsidiaries New Skies Holding B.V. and New Skies Satellites B.V., purchased substantially all of the assets and liabilities of New Skies Satellites N.V.  Prior to this transaction, New Skies Investments S.a.r.l had not commenced operations.  Accordingly, the results for the period prior to November 1, 2004 represent the results of New Skies Satellites N.V. (the “predecessor”).

(F)                                 The pro forma column reflects the summary total for the year ended December 31, 2004, including results of the predecessor from January 1, 2004 to November 1, 2004 and the successor from November 2, 2004 to December 31, 2004.

New Skies Satellites Holdings Ltd. and Subsidiaries

Consolidated Statements of Operations

Three-month periods ended December 31, 2005 and 2004 (Unaudited)
(In thousands of U.S. Dollars, except per share data)

	Successor(E)		Successor(E)	Predecessor(E)
	Three month period ended December 31, 2005	Pro forma total three-month period ended December 31, 2004(G)	Period November 2 to December 31, 2004	Period October 1 to November 1, 2004

Revenues	$61,352	53,788	$35,295	$18,493

Operating expenses:
Depreciation and amortization	23,811	24,829	16,022	8,807
Cost of operations	9,170	15,308	10,906	4,402
Selling, general and administrative	10,325	21,507	17,685	3,822
Stock-based compensation	2,904	234	—	234
Monitoring agreement fees	—	247	247	—
Transaction related expenses	2,296	22,741	—	22,741
Total Operating Expenses	48,506	84,866	44,860	40,006

Gain on sale of subsidiary	7,011	—	—	—

Operating Income (Loss)	19,857	(31,078)	(9,565)	(21,513)

Interest expense, net	13,717	10,368	9,777	591
Income (Loss) Before Income Tax Expense (Benefit)	6,140	(41,446)	(19,342)	(22,104)

Income tax expense (benefit)	883	(13,333)	(5,369)	(7,964)
Net Income (Loss)	$5,257	(28,113)	$(13,973)	$(14,140)

Earnings (Loss) Per Share(3)
Basic and diluted	0.16		322.61	(0.12)

Weighted Average Shares Outstanding(3) (in thousands of shares)
Basic	32,381	n/a	43	118,463
Diluted	33,655	n/a	43	120,311

(G)              The pro forma column reflects the summary total for the three-month period ended December 31, 2004, including results of the predecessor from October 1, 2004 to November 1, 2004 and the successor from November 2, 2004 to December 31, 2004.

New Skies Satellites Holdings Ltd. and Subsidiaries
Consolidated Statements of Cash Flows

Years ended December 31, 2005 and 2004

(In thousands of U.S. Dollars)

	Successor	Successor	Predecessor
	Year Ended December 31, 2005	Period November 2 to December 31 2004	Period January 1 to November 1 2004
Cash flows from operating activities:
Net income (loss)	$(1,417)	$(13,973)	$7,656

Adjustments for non-cash items:
Depreciation and amortization	95,128	16,022	86,426
Deferred taxes	(3,515)	(5,607)	1,698
Stock-based compensation expense	12,378	—	5,895
Non-cash interest on preferred equity securities	4,417	2,827	—
Gain arising from sale of subsidiary	(7,011)	—
Amortization of debt issuance costs	15,010	851	321

Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Trade receivables	6,840	8,036	(2,546)
Prepaid expenses and other assets	4,045	(3,881)	3,810
Accounts payable and accrued liabilities	(7,960)	5,838	6,480
Accrued interest	1,714	4,880	—
Income taxes payable	(937)	226	1,036
Other liabilities	5,494	14,803	395
Net Cash Provided By Operating Activities	124,186	30,022	111,171

Cash flows from investing activities:
Payments for communication, plant and other property	(6,671)	(4,393)	(7,690)
Acquisition of business, net of cash acquired	-	(861,741)	—
Sale of subsidiary, net of cash	8,997	—	—
Reimbursement of NSS-8 construction costs	168,000	—	—
Increase in restricted cash	(30,000)	—	—
Net Cash Provided by (Used In) Investing Activities	140,326	(866,134)	(7,690)

Cash flows from financing activities:
Repayment of long-term debt	(306,440)	—	—
Proceeds from long-term debt	—	745,000	—
Proceeds from Initial Public Offering, net of expenses	202,313	—	—
Issue of preferred equity certificates	4,683	161,500	—
Repayment of preferred equity securities	(88,000)	—	—
Dividends paid	(93,868)	—	(4,721)
Stock options exercised	—	—	3,139
Debt issuance costs	—	(32,959)	—
Shareholder contribution	—	1,500	—
Satellite performance incentives and other	(5,006)	(1,384)	(4,780)
Net Cash Provided By (Used In) Financing Activities	(286,318)	873,657	(6,362)

Effect of exchange rate differences	(12)	413	642

Net change in cash and cash equivalents	(21,818)	37,958	97,761
Cash and cash equivalents, beginning of period	37,974	16	23,253
Cash and cash equivalents, end of period	$16,156	$37,974	$121,014

Cash payments for interest (net of amounts capitalized) were $nil, $3.0 million and $39.9 million for the period from January 1, 2004 to November 1, 2004, November 2, 2004 to December 31, 2004 and the year ended December 31, 2005, respectively.  Income taxes paid amounted to $1.6 million, $0.2 million and $2.8 million for the period from January 1, 2004 to November 1, 2004, the period from November 2, 2004 to December 31, 2004, and the year ended December 31, 2005, respectively.

See notes to the consolidated quarterly financial information.

New Skies Satellites Holdings Ltd. and Subsidiaries

Notes to the consolidated quarterly financial information

(in thousands of U.S. dollars)

Three-month periods and years ended December 31, 2005 and 2004

(1)         Basis of presentation

New Skies Satellites Holdings Ltd. commenced operations on May 10, 2005, the date upon which the Company successfully completed its Initial Public Offering (the “IPO”).  Immediately prior to the IPO, the Company performed an internal restructuring pursuant to which pre-existing shareholders contributed 100 percent of the equity, preferred equity certificates and convertible preferred equity certificates of New Skies Satellites S.a.r.l. to New Skies Satellites Holdings Ltd.  As New Skies Satellites Holdings Ltd. did not commence operations until after the restructuring, the results for the year ended December 31, 2005 represent the combination of the results of New Skies Investments S.a.r.l for the period up to and including the date of the restructuring and those of New Skies Satellites Holdings Ltd. for the periods thereafter (the “successor”).

On November 2, 2004, New Skies Investments S.a.r.l, through its wholly owned subsidiaries New Skies Holding B.V. and New Skies Satellites B.V., purchased substantially all of the assets and liabilities of New Skies Satellites N.V.  Prior to this transaction, New Skies Investments S.a.r.l had not commenced operations.  Accordingly, the results for the quarter and the period ended November 1, 2004 represent the results of New Skies Satellites N.V. (the “predecessor”).

(2)         Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (i.e. earnings before interest, taxes, depreciation and amortization), further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities.  We use Adjusted EBITDA to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing the notes and the senior secured credit facilities.  For instance, both the indentures governing the notes and the senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA.  Non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions.  Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA as presented in this release may not be comparable to similarly titled measures reported by other companies.  The following table sets forth the reconciliation of net cash provided by operating activities and net income (loss) to EBITDA and Adjusted EBITDA for the periods indicated.

Reconciliation of Net Income (Loss) to EBITDA

	Three-month periods ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net income (loss)	5,257	(28,113)	(1,417)	(6,317)
Income tax expense (benefit)	883	(13,333)	(1,778)	(1,072)
Interest expense, net	13,717	10,368	61,943	11,150
Depreciation and amortization	23,811	24,829	95,128	102,448
EBITDA	43,668	(6,249)	153,876	106,209

Reconciliation of EBITDA to Adjusted EBITDA

	Three-month periods ended December 31,		Year ended December 31,
	2005	2004	2005	2004
EBITDA	43,668	(6,249)	153,876	106,209
Gain arising on frequency coordination(a)	—	—	(19,500)	(32,000)
Transaction related expenses(b)	2,296	22,741	2,932	26,367
Unused satellite capacity leased from third party(c)	—	711	—	4,830
One time customer settlements	—	10,299	—	10,299
Expense incurred with respect to employee severance	—	2,760	—	2,760
Costs related to stock-based compensation (d)	2,904	234	20,485	1,828
Monitoring fee paid to Blackstone Management Partners IV L.L.C.(e)	—	247	6,938	247
Gain arising on sale of subsidiary (f)	(7,011)	—	(7,011)	—
Adjusted EBITDA	41,857	30,743	157,720	120,540

(a)               Reflects a one-time payment from Intelsat LLC of $32.0 million in 2004 and payments from SES Global affiliates of $10.0 million in the first quarter 2005 and $9.5 million in the third quarter 2005 following the successful resolution of certain frequency coordination matters.

(b)              Represents non-recurring costs incurred in connection with the purchase of assets and liabilities of New Skies Satellites N.V. and expenses associated with SES Global acquisition of New Skies Satellites Holdings Ltd.

(c)               Reflects costs related to unused capacity on leased transponders, with the underlying contract expiring in November 2004.

(d)              Stock-based compensation includes $8.1 million of cash payments made for bonuses and tax withholdings.

(e)               Reflects the monitoring fee paid to Blackstone Management Partners IV L.L.C., of which $6.1 million represents a payment for the termination of the monitoring agreement in connection with the company’s Initial Public Offering.

(f)                 Reflects the sale of New Skies Networks Pty Limited, a wholly-owned subsidiary, on November 8, 2005 to Multimedia for cash consideration of $10.0 million, resulting in a gain on sale of $7.0 million.

Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss)

	Three-month periods ended December 31,		Years ended December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	20,549	19,337	124,186	141,193
Depreciation and amortization	(23,811)	(24,829)	(95,128)	(102,448)
Deferred taxes	(1,071)	4,966	3,515	3,909
Stock-based compensation expense	(252)	(4,301)	(12,378)	(5,895)
Amortization of debt issuance costs	(2,483)	(851)	(15,010)	(1,172)
Change in operating assets and liabilities	5,314	(19,608)	(9,196)	(39,077)
Interest on preferred equity securities	—	(2,827)	(4,417)	(2,827)
Gain arising from sale of subsidiary	7,011	—	7,011	—
Net Income (loss)	5,257	(28,113)	(1,417)	(6,317)

(3)         Earnings (Loss) per share

Basic net earnings (loss) per share is computed by dividing net income (loss) by the weighted average ordinary shares outstanding.  For the purpose of calculating the weighted average shares outstanding for the year ended December 31, 2005, the effects of the internal restructuring immediately prior to the Initial Public Offering are deemed to have occurred at the beginning of the period, and reflect 18.5 million shares.

Diluted earnings (loss) per share reflects the potential dilution that could occur if potential dilutive securities, such as stock options, convertible securities and contracts that may be settled in cash or stock, were converted to shares as of the beginning of the period, if dilutive. For the purpose of calculating diluted loss per share for the year ended December 31, 2005, approximately 1.5 million potentially dilutive common shares relating to outstanding stock options have been excluded from the calculation of adjusted weighted average shares outstanding as their inclusion would have had an anti-dilutive effect due to the net loss in that period.